Exhibit 99.1

Trovagene, Inc. Announces First Quarter 2015 Financial Results

Company moves three EGFR mutation assays into its CLIA lab, expands clinical study programs in lung cancer, and prepares to deploy commercial strategy and sales team ahead of ASCO

SAN DIEGO, CA — May 5, 2015 - Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today reported its financial results for the three months ended March 31, 2015.

“In the first quarter, we presented favorable clinical results at ASCO GI, AACR, and the European Lung Cancer Conference, demonstrating our Precision Cancer Monitoring platform’s ability to detect and monitor driver mutations in pancreatic, colorectal, and lung cancers,” said Antonius Schuh, Ph.D., chief executive officer of Trovagene. “We also entered into two new clinical collaborations adding to the critical mass of our lung cancer program, advanced three EGFR mutation assays into our CLIA lab, and expanded our commercial team with proven leadership to penetrate the oncology market with our novel liquid biopsy assays. Cancer monitoring using genomics has potential to significantly improve patient care, and we remain focused on establishing our PCM platform as the technology that oncologists depend on to manage disease with high precision.”

First Quarter 2015 Financial Results

For the first quarter ended March 31, 2015, Trovagene reported a net loss of $7.2 million, or $0.33 per share, as compared to a net loss of $3.2 million, or $0.17 per share, for the three months ended March 31, 2014. The increase in net loss is primarily due to increased operating expenses and a loss on the change in the fair value of certain derivative instruments — warrants during the first quarter of 2015 as compared to the prior year comparable period. The $1.9 million loss on the change in the fair value of certain derivative instruments — warrants resulted in a non-operating, non-cash loss of $0.09 per share in the first quarter of 2015.

Cash and Cash Equivalents

Trovagene had cash and cash equivalents of $44.0 million on March 31, 2015, as compared to $27.3 million on December 31, 2014.

Review of First Quarter Announcements Demonstrate Continued Progress

•                  Closed an underwritten public offering of 5,111,110 shares of common stock with net proceeds of approximately $21.3 million

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

•                  Matthew Posard joined our Executive Management Team as Chief Commercial Officer

•                  Entered into clinical collaborations with both City of Hope and the University of California, San Diego Moores Cancer Center to determine the utility of detecting and monitoring EGFR mutations in lung cancer patients using our PCM platform

•                  Two sets of clinical study results were presented at the 2015 Gastrointestinal Cancer Symposium (ASCO GI) supporting the utility of our PCM Platform in colorectal and pancreatic cancer patients

•                  Initial clinical study results were presented by Hatim Husain, M.D., from the University of California, San Diego Moores Cancer Center at the 2015 European Lung Cancer Conference

•                  Three posters, two featuring clinical study results and one detailing analytical data, were presented at the 2015 American Association for Cancer Research (AACR) Meeting. Analytical data highlight significantly more ctDNA obtained from urine samples vs. plasma samples, a key advantage of Trovagene’s PCM platform technology

•                  Clinical results from the PREDICTORS 4 trial were presented by Jack Cuzick, Ph.D., Queen Mary University of London, at the European Research Organization on Genital Infection and Neoplasia (EUROGIN) 2015 Congress

•                  Strengthened leadership with the addition of Carl Feldbaum to our Board of Directors

2015 Goals and Objectives

•                  Introduce and gain adoption of our PCM platform among strategically selected clinicians and institutions

•                  Complete and conduct additional clinical studies at major oncology centers and through collaborations with integrated healthcare networks

•                  Present and publish clinical results for studies using Trovagene’s PCM platform as they become available

•                  Complete CLIA development and release additional urine-based assays to expand Trovagene’s liquid biopsy platform for the detection and monitoring of multiple clinically actionable oncogene mutations in parallel

•                  Enter into additional R&D and commercial collaborations with pharmaceutical companies

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

(Financial Information to Follow)

Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Ian Stone Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

Trovagene, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2015	2014
	(unaudited)	(unaudited)

Revenue:
Royalty income	$125	$111
Diagnostic service revenue	2	—
Total revenue	127	111

Costs and expenses:
Cost of revenue	176	—
Research and development	2,198	1,442
Selling and marketing	795	570
General and administrative	1,806	1,358
Total operating expenses	4,975	3,371

Loss from operations	(4,848)	(3,260)

Other income (expense):
Interest income	6	2
Interest expense	(390)	(9)
Gain on disposal of equipment	4	44
(Loss) gain from change in fair value of derivative instruments- warrants	(1,947)	33
Net loss and comprehensive loss	(7,174)	(3,190)

Preferred stock dividend	(6)	(9)
Net loss and comprehensive loss attributable to common stockholders	$(7,180)	$(3,199)

Net loss per common share - basic and diluted	$(0.33)	$(0.17)

Weighted average shares outstanding - basic and diluted	21,818	18,903

Trovagene, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2015	December 31, 2014
	(unaudited)

Assets

Current assets:
Cash and cash equivalents	$43,996	$27,294
Accounts receivable	59	57
Prepaid expense and other assets	418	369
Total current assets	44,473	27,720
Property and equipment, net	1,023	840
Other assets	337	337
Total Assets	$45,832	$28,897

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$485	748
Accrued expenses	1,756	1,842
Current portion of long-term debt	3,065	1,899
Total current liabilities	5,305	4,488

Long-term debt, less current portion	12,012	13,053
Derivative financial instruments	4,953	3,006
Total Liabilities	22,270	20,547

Stockholders’ equity	23,563	8,350
Total liabilities and stockholders’ equity	$45,832	$28,897

###